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                                                                    EXHIBIT 21.1

                                 SUBSIDIARIES
                                      OF
                      ST. MARY LAND & EXPLORATION COMPANY

A. Wholly owned subsidiaries of St. Mary Land & Exploration Company, a Delaware corporation:

     1.   St. Mary Minerals, Inc., a Colorado corporation
     2.   Parish Corporation, a Colorado corporation
     3.   St. Mary Operating Company, a Colorado corporation
     4.   Nance Petroleum Corporation, a Montana corporation
     5.   St. Mary Energy Company, a Colorado corporation

B.   Wholly owned subsidiaries of Parish Corporation:

     1.   Natasha Corporation, a Colorado corporation
     2.   Lucy Corporation, a Colorado corporation
     3.   Chelsea Corporation, a Colorado corporation

C.   Partnership interests held by Parish Corporation:

     1.   Hilltop Investment Partners, a Colorado general partnership  (50%)
     2.   C-470 Venture, a Colorado general partnership (68.858%)
     3.   Parish Ventures, a Colorado general partnership (100%)